                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 4)

                              FORELAND CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    345458301
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Russell J. Bruemmer
                           Wilmer, Cutler & Pickering
                               2445 M Street, N.W.
                             Washington, D.C. 20037
                                 (202) 663-6000
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                November 3, 1999
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box []

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  SCHEDULE 13D


CUSIP NO.  345458301                                                                                           PAGE 2 OF 7 PAGES
---------------------                                                                                          -----------------
------------------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Energy Income Fund, L.P.

------------------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                     (a)[  ]
                                                                                                                     (b)[  ]

------------------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

             OO

------------------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]


------------------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

------------------------------------------------------------------------------------------------------------------------------------
                            7       SOLE VOTING POWER
                                    0

                            --------------------------------------------------------------------------------------------------------
                            8       SHARED VOTING POWER
        NUMBER OF                   2,083,333
          SHARES
       BENEFICIALLY         --------------------------------------------------------------------------------------------------------
         OWNED BY           9       SOLE DISPOSITIVE POWER
           EACH                     0
        REPORTING
          PERSON            --------------------------------------------------------------------------------------------------------
           WITH             10      SHARED DISPOSITIVE POWER
                                    2,083,333

------------------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,083,333

------------------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                       [ ]

------------------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           17.7%

---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

             PN

---------- -------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO. 345458301                                                                                 PAGE 3 OF 7 PAGES
--------------------                                                                                ----------------
------------------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            EIF General Partner, L.L.C.

------------------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                             (a)[  ]
                                                                                                             (b)[  ]

------------------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

              OO

------------------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                 [ ]

------------------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

------------------------------------------------------------------------------------------------------------------------------------
                            7        SOLE VOTING POWER
                                     0

                            --------------------------------------------------------------------------------------------------------
                            8        SHARED VOTING POWER
         NUMBER OF                   2,083,333
           SHARES
        BENEFICIALLY        --------------------------------------------------------------------------------------------------------
          OWNED BY          9        SOLE DISPOSITIVE POWER
            EACH                     0
         REPORTING
           PERSON           --------------------------------------------------------------------------------------------------------
            WITH            10       SHARED DISPOSITIVE POWER
                                     2,083,333

-----------------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,083,333

------------------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                      [ ]

------------------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           17.7%

------------------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

             OO

------------------------------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP NO. 345458301                                                                                 PAGE 4 OF 7 PAGES
-------------------                                                                                 -----------------
------------------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Robert D. Gershen

------------------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                               (a)[  ]
                                                                                                               (b)[  ]

------------------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

              OO

------------------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                   [ ]

------------------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

------------------------------------------------------------------------------------------------------------------------------------
                            7        SOLE VOTING POWER
                                     0

                            --------------------------------------------------------------------------------------------------------
         NUMBER OF          8        SHARED VOTING POWER
           SHARES                    2,083,333
        BENEFICIALLY
          OWNED BY          --------------------------------------------------------------------------------------------------------
            EACH            9        SOLE DISPOSITIVE POWER
         REPORTING                   0
           PERSON
            WITH            --------------------------------------------------------------------------------------------------------
                            10       SHARED DISPOSITIVE POWER
                                     2,083,333

------------------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,083,333

------------------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                       [ ]

------------------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           17.7%

------------------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

             IN

------------------------------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  345458301                                                                                PAGE 5 OF 7 PAGES
--------------------                                                                                ------------------
------------------------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            George W. Siguler

------------------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                             (a)[  ]
                                                                                                             (b)[  ]

------------------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

              OO

------------------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]

------------------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

------------------------------------------------------------------------------------------------------------------------------------
                            7        SOLE VOTING POWER
                                     0

                            --------------------------------------------------------------------------------------------------------
          NUMBER OF         8        SHARED VOTING POWER
            SHARES                   2,083,333
         BENEFICIALLY
           OWNED BY         --------------------------------------------------------------------------------------------------------
             EACH           9        SOLE DISPOSITIVE POWER
          REPORTING                  0
            PERSON
             WITH           --------------------------------------------------------------------------------------------------------
                            10       SHARED DISPOSITIVE POWER
                                     2,083,333

------------------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,083,333

------------------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                  [ ]

------------------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           17.7%

------------------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

             IN

------------------------------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D (CONTINUED)                                       PAGE 6 OF 7 PAGES



                  This Amendment No. 4 to Schedule 13D is filed by and on behalf of Energy Income Fund, L.P. ("EIF"), EIF General Partner, L.L.C. ("EIF General Partner"), Robert D. Gershen ("Gershen"), and George W. Siguler ("Siguler") (collectively, the "Reporting Persons") and relates to the common stock, $.01 par value ("Common Stock"), of Foreland Corporation (the "Issuer"). This Amendment No. 4 amends the initial statement on Schedule 13D dated January 15, 1998 (the "Initial Statement") as amended on November 30, 1998, March 8, 1999 and October 22, 1999. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Initial Statement.

Item 4 is hereby supplemented as follows:

Item 4.  Purpose of Transaction.

         The following paragraph is added after the last paragraph of Item 4:

         On November 3, 1999, EIF delivered written notice to the Issuer that it was declaring all amounts owing under the debt financing immediately due and payable. Because the Issuer is not able to immediately pay amounts owing, EIF intends to foreclose on the collateral under the debt financing, which includes a substantial amount of the assets of the Issuer and its subsidiaries. On November 15, 1999, the Borrowers agreed to voluntarily surrender the collateral under the debt financing to EIF and to cooperate in the related foreclosure litigation.

Item 7 is hereby amended by adding thereto the following:

Item 7.  Material to be Filed as Exhibits

         Exhibit I is the Voluntary Surrender Agreement dated November 15, 1999, by and between Foreland Corporation, Eagle Springs Production Limited Liability Company, Foreland Refining Corporation, Foreland Asphalt Corporation, Foreland Asset Corporation, Foreland Transportation, Inc. and Energy Income Fund, L.P. (Exhibit 10.01 to Foreland Corporation's Current Report on Form 8-K, filed with the Commission on November 18, 1999, is hereby incorporated by reference.)

                                  SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 1999

                                            ENERGY INCOME FUND, L.P.
                                            By:    EIF General Partner, L.L.C.

                                                   By:     /s/ ROBERT D.GERSHEN
                                                          ----------------------
                                                          Robert D. Gershen
                                                          Managing Director

                                            EIF GENERAL PARTNER, L.L.C.

                                            By:     /s/ ROBERT D. GERSHEN
                                                    ----------------------------
                                                    Robert D. Gershen
                                                    Managing Director

                                            /s/ ROBERT D. GERSHEN
                                            ------------------------
                                            Robert D. Gershen

                                            /s/ GEORGE W. SIGULER
                                            -------------------------
                                            George W. Siguler

SCHEDULE 13D (CONTINUED)                          PAGE 7 OF 7 PAGES


                                  EXHIBIT INDEX

Exhibit I Voluntary Surrender Agreement dated November 15, 1999, by and between Foreland Corporation, Eagle Springs Production Limited Liability Company, Foreland Refining Corporation, Foreland Asphalt Corporation, Foreland Asset Corporation, Foreland Transportation, Inc. and Energy Income Fund, L.P. (Exhibit 10.01 to Foreland Corporation's Current Report on Form 8-K, filed with the Commission on November 18, 1999, is hereby incorporated by reference.)